EXHIBIT 99

[LOGO] OAK HILL
       FINANCIAL, INC.

For Immediate Release

Thursday, October 13, 2005

Contact: David G. Ratz, Executive Vice President
         (740) 286-3283

Oak Hill Financial Reports 14.5% Earnings Increase

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended September 30, 2005 of $3,787,000, or $0.65 per diluted share, which exceeded analysts' consensus estimate of $0.573 per share (source: Thomson Financial as reported by nasdaq.com). The third quarter 2005 earnings represent a 14.5% increase over the $3,307,000, or $0.58 per diluted share, in net earnings from operations that the company recorded for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, Oak Hill Financial recorded net earnings from operations of $7,485,000, or $1.29 per diluted share, as compared to the $9,702,000, or $1.70 per diluted share, in net earnings from operations for the first nine months of 2004.

The operating earnings for the third quarter and first nine months of 2005 have been adjusted for non-recurring tax savings of $261,000 and $783,000, respectively, resulting from a one-time tax savings of $1.0 million for the full year 2005. Also, the operating earnings do not include $24,000 and $205,000 of gains on the sale of former branch facilities, and $49,000 and $502,000 of merger-related charges, for the three and nine months ended September 30, 2005, respectively. The facilities sale and merger-related charges resulted from the company's acquisition of Lawrence Financial Holdings, Inc. on April 1, 2005. Including the non-recurring items, the company's U.S. GAAP (accounting principles generally accepted in the United States) net income was $3,939,000, or $0.68 per diluted share, for the third quarter of 2005 and $7,800,000, or $1.34 per diluted share, for the nine months ended September 30, 2005, which compares to U.S. GAAP net income of $3,214,000, or $0.57 per diluted share, for the third quarter of 2004, and $9,609,000, or $1.69 per diluted share, for the first nine months of 2004.

The company's total assets ended the third quarter of 2005 at $1.23 billion, an increase of 20.8% over the $1.02 billion in total assets recorded at September 30, 2004. Net loans at September 30, 2005 were $995.6 million, up 13.8% over the $875.1 million in net loans at September 30, 2004. The year-over-year comparisons are enhanced by Oak Hill Financial's acquisitions of Ripley National Bank and Lawrence Financial Holdings. The fourth quarter 2004 acquisition of Ripley National added $58.6 million in assets and $39.1 million in loans to Oak Hill Financial's totals, while the Lawrence Financial transaction brought $116.9 million in assets and $76.5 million in loans to the company.

Discussing the results of the third quarter, Oak Hill Financial President and CEO R. E. Coffman, Jr., said, "Overall, we are pleased with our performance. The company posted a healthy increase in earnings, which was driven primarily by improvement in the net interest margin, growth in non-interest income, and lower loan loss provision."

"We are also making progress in improving our nonperforming loans and assets ratios," Coffman added, "and we had a favorable quarter in terms of loan recoveries. Our special assets and credit administration people are working diligently on the nonperforming loans, and we are firmly committed to further improvement in this area."

"Conversely, our loan totals were static in the third quarter as loan demand in our market areas remained below average and we continued to experience payoffs on commercial loans. Also, some of the pricing we've seen for commercial and commercial real estate loans is below what we consider prudent in the current rate environment. As a result, rather than meet the competition's pricing, we have chosen not to pursue certain lending opportunities and have allowed a few larger existing credits to pay off. We are much more focused on the net interest margin and credit quality, not on growth solely for the sake of growth."

Looking forward, Coffman said, "We continue to follow an aggressive plan to grow revenues while keeping a close eye on operating expenses. We have added to our commercial lending, mortgage origination, investment services, and insurance teams, and we are concentrating on growth in these areas. Also, we had considerable success in the third quarter growing our core transaction accounts and are in the process of rolling out new marketing programs to further build our retail customer base."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the third quarter was 3.72%, as compared to the 4.08% posted in the third quarter of 2004 and the 3.61% recorded for the second quarter of 2005. Management attributes the linked-quarter improvement in the margin to the company's continued discipline in loan and deposit pricing and recent increases in the prime rate. However, the flat yield curve is constraining asset yields somewhat, and the company continues to experience pressure on both loan rates and liability costs. Management believes that the margin can be maintained in the range attained in the second and third quarters.

Operating Expenses - Non-interest expenses from operations were 2.72% of average assets for the third quarter of 2005, which compares to 2.64% for the third quarter of 2004 and 2.67% for the second quarter of 2005. The linked-quarter change is due primarily to increased compensation expense, including incentive and commission compensation, resulting from the addition of commercial lending, mortgage origination, and investment services personnel. Also, the non-interest expense ratio continues to be affected by the integration of Lawrence Financial, which had a higher level of operating expenses. However, the impact of Lawrence Federal on expenses is mitigating and the cost savings to date from the transaction are as expected and should be fully realized by mid-2006. The company's efficiency ratio from operations for the third quarter of 2005 was 58.9%, as compared to 52.5% in the prior year's quarter and 59.0% in the second quarter of 2005.

Non-Interest Income - Non-interest income from operations, including gain on sale of loans, was $3.0 million in the third quarter, an increase of 23.8% over the third quarter of 2004 and 5.9% over the second quarter of 2005. The linked-quarter increase was the result of increases in deposit service charges, insurance commissions, gain on sale of loans, ATM fees, investment services income, and income from bank-owned life insurance. Offsetting the linked-quarter increase was a decline in the gain on the sale of investments and increased amortization of mortgage servicing rights, which the company accounts for as a reduction in other non-interest income.

Asset Quality - At the end of the third quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 1.67% and 1.41%, respectively, an improvement from the 1.76% and 1.53%, respectively, recorded at June 30, 2005. The improvements were due to decreases of $1.5 million and $246,000 in nonaccrual loans and other real estate owned, respectively, which was partially offset by a $600,000 increase in loans 90 days past due.

The largest of the company's nonperforming loans is a group of commercial real estate loans from a single relationship totaling $5.4 million. A $2.0 million charge-off on this relationship was reported by the company previously, and management believes that further losses on this relationship will be minimal. The second largest of the nonperforming loans, also reported previously, is a $3.4 million commercial real estate loan on which little or no loss is anticipated.

The company's net charge-offs (non-annualized) were 0.02% of total loans for the quarter, as compared to 0.07% in the third quarter of 2004. The low net charge-offs were driven by strong recoveries during the quarter. Going forward, the company does not anticipate such a high level of recoveries and expects net charge-offs to be more in line with its historical range.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan and lease losses (ALLL). The methodology takes into consideration not only charge-offs but also the rated quality of the company's loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. The ALLL/total loans ratio began the third quarter at 1.32%. Management's ongoing analysis of the above factors indicated that the 1.32% ALLL/total loans ratio was still appropriate at September 30.

Asset/Loan Growth - Oak Hill Financial's total assets increased at a 5.9% annual rate from June 30 to September 30, while net loans declined at an annualized 0.9%. The lack of linked-quarter growth was the result of below-average loan demand in the company's market areas, payoffs of several large loans during the quarter, and the company's continued focus on improving credit quality and disciplined loan pricing.

Stock Buyback - In May, Oak Hill Financial announced a program under which it may repurchase up to 290,000 shares, or approximately 5.0%, of its outstanding common stock. The new program replaced the company's previous repurchase plan, which was announced in February 2004. During the third quarter of 2005, Oak Hill Financial repurchased 79,644 common shares under its new buyback program. A total of 216,295 common shares have been repurchased by the company under its buyback plans during the first nine months of 2005.

Expansion - During the third quarter, the company's Oak Hill Banks affiliate broke ground on a new branch in Mt. Orab, Ohio, a growing community east of Cincinnati. In the fourth quarter, the bank expects to open Business Financial Centers in the Ohio communities of Athens and Lancaster to serve the lending, depository, and financial services needs of small and mid-size businesses in those communities.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 34 full-service banking offices and three bank loan production offices in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release

                                                             At September 30,
(In thousands)                                              2005         2004
--------------------------------------------------------------------------------

SUMMARY OF FINANCIAL CONDITION

Total assets                                             $1,229,228   $1,017,917
Interest-bearing deposits and federal funds sold              4,802        1,317
Investment securities                                       131,066       82,256
Loans receivable - net                                      995,632      875,135
Deposits                                                    980,246      790,656
Federal Home Loan Bank advances and other borrowings        149,921      138,797
Stockholders' equity                                         93,860       84,889


      The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.

                                                                    For the              For the
                                                               Three Months Ended    Nine Months Ended
                                                                  September 30,        September 30,
(In thousands, except share data)                                2005       2004      2005       2004
------------------------------------------------------------------------------------------------------
RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S. GAAP)                                       $ 3,939    $ 3,214   $ 7,800    $ 9,609

Non-recurring items, net of tax:
     Gain on sale of branch locations and other fixed assets       (16)        --      (133)        --
     Merger-related expenses                                        33         93       327         93
     Reduction in tax expense                                     (169)        --      (509)        --
------------------------------------------------------------------------------------------------------
Net earnings from operations                                   $ 3,787    $ 3,307   $ 7,485    $ 9,702
======================================================================================================

Diluted earnings per share (U.S. GAAP)                         $  0.68    $  0.57   $  1.34    $  1.69

Non-recurring items, net of tax:
     Gain on sale of branch locations and other fixed assets        --         --     (0.02)        --
     Merger-related expenses                                        --       0.01      0.06       0.01
     Reduction in tax expense                                    (0.03)        --     (0.09)        --
------------------------------------------------------------------------------------------------------
Diluted earnings per share from operations                     $  0.65    $  0.58   $  1.29    $  1.70
======================================================================================================

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release

                                                                                  For the                         For the
                                                                            Three Months Ended                Nine Months Ended
                                                                               September 30,                    September 30,
(In thousands, except share data)                                           2005            2004            2005             2004
----------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest income (U.S. GAAP)                                           $  3,013        $  2,414        $  8,556        $  7,530

Non-recurring items:
     Gain on sale of branch locations and other fixed assets                   (24)             --            (205)             --
----------------------------------------------------------------------------------------------------------------------------------
Non-interest income from operations                                       $  2,989        $  2,414        $  8,351        $  7,530
==================================================================================================================================

Non-interest expense (U.S. GAAP)                                          $  8,144        $  6,745        $ 22,938        $ 19,669

Non-recurring items:
     Merger-related expenses                                                   (49)           (143)           (502)           (143)
     Reduction in tax expense                                                  261              --             783              --
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense from operations                                      $  8,356        $  6,602        $ 23,219        $ 19,526
==================================================================================================================================

SUMMARY OF OPERATIONS (1)(2)(3)

Interest income                                                           $ 18,179        $ 14,933        $ 51,046        $ 43,495
Interest expense                                                             7,760           5,230          20,955          15,106
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                    10,419           9,703          30,091          28,389
Provision for losses on loans                                                  212           1,002           5,671           2,285
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for losses on loans                10,207           8,701          24,420          26,104
Gain on sale of loans                                                          327             454             869           1,354
Insurance commissions                                                          710             712           2,071           2,224
Other non-interest income                                                    1,952           1,248           5,411           3,952
General, administrative and other expense                                    8,356           6,602          23,219          19,526
----------------------------------------------------------------------------------------------------------------------------------
     Earnings before federal income taxes                                    4,840           4,513           9,552          14,108
Federal income taxes                                                         1,428           1,456           2,692           4,656
Federal new markets tax credit                                                (375)           (250)           (625)           (250)
----------------------------------------------------------------------------------------------------------------------------------
Net earnings from operations                                              $  3,787        $  3,307        $  7,485        $  9,702
==================================================================================================================================

SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(3)(5)(6)

Diluted earnings per share                                                $   0.65        $   0.58        $   1.29        $   1.70
==================================================================================================================================
Return on average assets                                                      1.23%           1.32%           0.86%           1.33%
Return on average equity                                                     16.03%          15.80%          10.96%          15.85%
Non-interest expense to average assets                                        2.72%           2.64%           2.65%           2.68%
Efficiency ratio                                                             58.86%          52.47%          57.67%          53.69%


Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release

                                                                 At or For the        At or For the
                                                              Three Months Ended     Nine Months Ended
                                                                 September 30,         September 30,
(In thousands, except share data)                              2005        2004       2005      2004
------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (4)                                  $  0.69    $  0.58    $  1.37    $  1.73
======================================================================================================
Diluted earnings per share (5)                                $  0.68    $  0.57    $  1.34    $  1.69
======================================================================================================
Dividends per share                                           $  0.17    $  0.15    $  0.51    $  0.45
======================================================================================================
Book value per share                                                                $ 16.62    $ 15.31
======================================================================================================

OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (6)

Return on average assets                                         1.28%      1.29%      0.89%      1.32%
Return on average equity                                        16.67%     15.35%     11.43%     15.69%
Non-interest expense to average assets                           2.66%      2.70%      2.62%      2.70%
Net interest margin (fully-taxable equivalent)                   3.72%      4.08%      3.73%      4.09%
Total allowance for losses on loans to non-performing loans                           79.32%    141.47%
Total allowance for losses on loans to total loans                                     1.32%      1.31%
Non-performing loans to total loans                                                    1.67%      0.93%
Non-performing assets to total assets                                                  1.41%      0.87%
Net charge-offs to average loans (actual for the period)         0.02%      0.07%      0.48%      0.17%
Net charge-offs to average loans (annualized)                    0.10%      0.29%      0.64%      0.23%
Equity to assets at period end                                                         7.64%      8.34%
Efficiency ratio                                                57.31%     53.60%     56.96%     54.09%
------------------------------------------------------------------------------------------------------

(1) Excludes $261,000 and $783,000 reduction in tax expense for the three and nine months ended September 30, 2005 resulting from a tax savings of $1.0 million for 2005.
(2) Does not include $49,000 and $502,000 of merger-related charges for the three and nine months ended September 30, 2005 and $143,000 of merger-related charges for the three and nine months ended September 30, 2004.
(3) Does not include $24,000 and $205,000 of gains on the sale of branch locations and other fixed assets for the three and nine months ended September 30, 2005.
(4)   Based on 5,688,601,  5,543,405,  5,684,826 and 5,550,921  weighted-average shares outstanding for the three and nine months ended September 30, 2005 and 2004, respectively.
(5)   Based on 5,797,053,  5,679,855,  5,812,934 and 5,694,877  weighted-average shares outstanding for the three and nine months ended September 30, 2005 and 2004, respectively.
(6)   Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release

                                                              At September 30,
(In thousands, except share data)                             2005          2004
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                   26,889        21,725
Trading account securities                                      --            --
Securities available for sale                              127,442        78,611
Securities held to maturity                                  3,624         3,645
Other securities                                             7,517         6,183
Total securities                                           138,583        88,439
Total cash and securities                                  165,472       110,164
Loans and leases held for investment (1)                 1,005,795       883,346
Loans and leases held for sale (1)                              75           268
Total loans and leases (1)                               1,005,870       883,614
Allowance for losses on loans                               13,347        11,633
Goodwill                                                     7,441           413
Other intangible assets                                      4,351            --
Total intangible assets                                     11,792           413
Mortgage servicing rights                                    3,109         3,154
Purchased credit card relationships                             --            --
Other real estate owned                                        498           666
Bank owned life insurance                                   12,836        10,000
Other assets                                                42,998        21,539
Total assets                                             1,229,228     1,017,917


BALANCE SHEET - LIABILITIES

Deposits                                                   980,246       790,656
Federal Home Loan Bank advances and other borrowings       126,921       128,797
Other liabilities                                            5,193         3,567
Total liabilities                                        1,112,360       923,020
Redeemable preferred stock                                      --            --
Trust preferred securities                                  23,000        10,000
Minority interests                                               8             8
Other mezzanine level items                                     --            --
Total mezzanine level items                                 23,008        10,008
Total liabilities and mezzanine level items              1,135,368       933,028


BALANCE SHEET - EQUITY

Preferred equity                                                --            --
Common equity                                               93,860        84,889
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                           (217)          901
End of period shares outstanding (2)                     5,647,760     5,544,514
Options outstanding                                        498,783       464,733
Treasury shares held by the Company                        226,874       109,069
--------------------------------------------------------------------------------

(1)   Data is net of unearned interest, gross of allowance for losses on loans
(2)   Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release

                                                                      At or For the              At or For the
                                                                   Three Months Ended          Nine Months Ended
                                                                      September 30,              September 30,
(In thousands, except share data)                                  2005           2004         2005         2004
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                              No            No           Yes           Yes
Number of shares to be repurchased in plan(1)                          N/A           N/A       290,000       300,000
Number of shares repurchased during the period(1)                   79,644            --       216,295       134,936
Average price of shares repurchased(1)                          $    29.96            --    $    28.61    $    32.38

INCOME STATEMENT

Interest income                                                     18,179        14,933        51,046        43,495
Interest expense                                                     7,760         5,230        20,955        15,106
Net interest income                                                 10,419         9,703        30,091        28,389
Net interest income (fully-taxable equivalent)                      10,767         9,900        30,985        28,839
Provision for losses on loans                                          212         1,002         5,671         2,285
Non-recurring expense:
       Merger-related expenses                                          49           143           502           143
Non-recurring income:
      Gain on sale of branch locations and other fixed assets           24            --           205            --
Trading account income                                                  --            --            --            --
Foreign exchange income                                                 --            --            --            --
Trust income                                                            --            --            --            --
Insurance commissions                                                  710           712         2,071         2,224
Service charges on deposits                                          1,226           927         3,186         2,637
Gain on sale of loans                                                  327           454           869         1,354
Gain on investment securities transactions                             138            74           508           276
Other non-interest income                                              588           247         1,717         1,039
Total non-interest income                                            2,989         2,414         8,351         7,530
Employee compensation and benefits                                   4,437         3,665        12,012        10,743
Occupancy and equipment expense                                      1,037           826         3,090         2,446
Foreclosed property expense                                             --            --            --            --
Amortization of intangibles                                            299            --           670            --
Other general, administrative and other expense                      2,322         2,111         6,664         6,337
Total non-interest expenses                                          8,095         6,602        22,436        19,526
Net income before taxes                                              5,076         4,370        10,038        13,965
Federal income taxes                                                 1,512         1,406         2,863         4,606
Federal new markets tax credit                                        (375)         (250)         (625)         (250)
Net income before extraordinary items                                3,939         3,214         7,800         9,609
Extraordinary items                                                     --            --            --            --
Net income                                                           3,939         3,214         7,800         9,609

CHARGE-OFFS

Loan charge-offs                                                     1,665           783         6,908         1,957
Recoveries on loans                                                  1,413           138         2,214           468
Net loan charge-offs                                                   252           645         4,694         1,489

AVERAGE BALANCE SHEET

Average loans and leases                                         1,012,772       872,202       984,481       851,543
Average other earning assets                                       136,153        92,507       125,175        91,275
--------------------------------------------------------------------------------------------------------------------

(1) The existing plan, approved on February 26, 2004, was rescinded and a new plan was announced on May 26, 2005. Under the existing plan, 32,000 shares were repurchased at an average price of $27.70 during the nine months ended September 30, 2005. Under the new plan, 79,644 and 184,295 shares were repurchased at an average price of $29.96 and $28.76 during the three and nine months ended September 30, 2005, respectively.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release


                                                                           At or For the                       At or For the
                                                                         Three Months Ended                  Nine Months Ended
                                                                            September 30,                      September 30,
(In thousands, except share data)                                        2005             2004              2005             2004
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets                                          1,148,925          964,709         1,109,656          942,818
Average total assets                                                  1,216,862          994,237         1,169,568          971,656
Average non-interest bearing deposits                                    92,647           70,780            88,362           69,406
Average total time deposits                                             592,743          508,413           583,770          496,657
Average other interest-bearing deposits                                 282,853          206,731           256,424          201,374
Average total interest-bearing deposits                                 875,596          715,144           840,194          698,031
Average borrowings                                                      148,873          124,430           143,916          120,701
Average interest-bearing liabilities                                  1,024,469          839,574           984,110          818,732
Average preferred equity                                                     --               --                --               --
Average common equity                                                    93,745           83,275            91,275           81,783


ASSET QUALITY AND OTHER DATA

Non-accrual loans                                                                                           16,021            5,104
Renegotiated loans                                                                                              --               --
Loans 90+ days past due and still accruing                                                                     806            3,119
Total non-performing loans                                                                                  16,827            8,223
Other real estate owned                                                                                        498              666
Total non-performing assets                                                                                 17,325            8,889


ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others                                                            247,505          252,859
Proprietary mutual fund balances                                                                                --               --
Fair value of securities held to maturity                                                                    3,881            3,919
Full-time equivalent employees                                                                                 439              359
Total number of full-service banking offices                                                                    34               27
Total number of bank and thrift subsidiaries                                                                     1                1
Total number of ATMs                                                                                            40               31


LOANS RECEIVABLE

1 - 4 family residential                                                                                   236,898          179,504
Home equity                                                                                                 43,038           41,002
Multi-family residential                                                                                    32,751           24,007
Commercial real estate                                                                                     373,992          327,759
Construction and land development                                                                           57,298           59,222
Commercial and other                                                                                       157,497          173,900
Consumer                                                                                                   102,348           77,870
Credit cards                                                                                                 2,049            1,687
-----------------------------------------------------------------------------------------------------------------------------------
      Loans receivable - gross                                                                           1,005,871          884,951
Unearned interest                                                                                               (1)          (1,337)
-----------------------------------------------------------------------------------------------------------------------------------
      Loans receivable - net of unearned interest                                                        1,005,870          883,614
Allowance for losses on loans                                                                              (13,347)         (11,633)
-----------------------------------------------------------------------------------------------------------------------------------
      Loans receivable - net (1)                                                                           992,523          871,981
===================================================================================================================================

(1)   Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 13, 2005 Press Release


                                                                      At or For the                  At or For the
                                                                   Three Months Ended              Nine Months Ended
                                                                      September 30,                  September 30,
(In thousands, except share data)                                  2005            2004          2005             2004
------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
     Non-interest bearing                                                                       100,872           68,974
     Interest-bearing                                                                            79,425           74,503
Savings accounts                                                                                 69,946           49,668
Money market deposit accounts                                                                   138,084           81,602
Other core interest-bearing                                                                     420,786          343,150
------------------------------------------------------------------------------------------------------------------------
          Total core deposit accounts                                                           809,113          617,897
Non-core interest-bearing accounts                                                              171,133          172,759
------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                            980,246          790,656
========================================================================================================================

Yield/average earning assets (fully-taxable equivalent)           6.40%             6.24%          6.26%            6.23%
Cost/average earning assets                                       2.68%             2.16%          2.53%            2.14%
------------------------------------------------------------------------------------------------------------------------
      Net interest income (fully-taxable equivalent)              3.72%             4.08%          3.73%            4.09%
========================================================================================================================
